EXHIBIT 8.1

                          LIST OF MATERIAL SUBSIDIARIES


Name                                        Jurisdiction
------------------------------------------  ------------

Ecumed Petroleum Tunisia, Ltd.              Barbados

Ecumed Petroleum Zarzis, Ltd.               Barbados

Ecumed Petroleum Grombalia, Ltd.            Barbados

Ecumed Petroleum Corporation                Barbados

Eagle Holdings (Barbados) Ltd.              Barbados

Duraham Petroleum Corporation               Barbados

Centurion Petroleum Corporation             Barbados

Espanada Resource Corporation               Bahamas

Societe d'Electricite d'El Biban            Tunisia


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